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                                                                      EXHIBIT 11


                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    QUARTER ENDED                 SIX MONTHS ENDED
                                                                       JUNE 30                         JUNE 30
                                                             --------------------------      -------------------------
                                                                1998            1997            1998            1997
                                                             ----------      ----------      ----------      ----------
 BASIC:
    Average number of common
      shares outstanding                                         61,168          49,231          60,385          47,736

 Net income (loss)                                           $ (268,132)     $   39,671      $ (233,062)     $   77,059
 Less cash dividends paid on
    convertible preferred stock:
    Series A ($0.40 per share)                                     (151)           (173)           (310)           (353)
    Series B ($0.315 per share)                                  (5,438)         (6,490)        (10,834)        (13,509)
                                                             ----------      ----------      ----------      ----------
 Net income (loss) available to
    common stockholders                                      $ (273,721)     $   33,008      $ (244,206)     $   63,197
                                                             ==========      ==========      ==========      ==========

 Basic net income (loss)
    per common share                                         $    (4.47)     $     0.67      $    (4.04)     $     1.32
                                                             ==========      ==========      ==========      ==========

 DILUTED:*
    Average number of common
      shares outstanding                                                         49,231                          47,736
    Assumed conversion of convertible preferred stock:
      Series A                                                                      908                             924
      Series B                                                                   15,472                          16,052
    Incremental shares calculated
      using the Treasury Stock
      method                                                                      1,005                           1,063
                                                                             ----------                      ----------
                                                                                 66,616                          65,775
                                                                             ==========                      ==========

 Net income                                                                  $   39,616                      $   77,059
                                                                             ==========                      ==========

 Diluted net income (loss)
    per common share                                         $    (4.47)     $     0.60      $    (4.04)     $     1.17
                                                             ==========      ==========      ==========      ==========



* AS PREFERRED SHARE CONVERSIONS ARE ANTI-DILUTIVE IN CALCULATING NET INCOME PER COMMON SHARE FOR 1998, DILUTED EARNINGS PER SHARE IS THE SAME AS BASIC EARNINGS PER SHARE FOR THE 1998 PERIODS PRESENTED.